Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL YEAR ENDED FEBRUARY 26, 2011

•                  Net Earnings per Diluted Share of $1.12 for Q4; $3.07 for Full Year

•                  Quarterly Net Sales Increase by Approximately 11.6%

•                  Quarterly Comparable Store Sales Increase by Approximately 8.5%

•                  Modeling Fiscal First Quarter 2011 Net Earnings per Diluted Share of Approximately $.58 to $.61

•                  Modeling Fiscal 2011 Net Earnings per Diluted Share to Increase by Approximately 10% to 15%

UNION, New Jersey, April 6, 2011 --- Bed Bath & Beyond Inc. today reported net earnings of $1.12 per diluted share ($283.5 million) in the fiscal fourth quarter ended February 26, 2011, an increase of approximately 30% versus net earnings of $.86 per diluted share ($226.0 million) in the same quarter a year ago.  Net sales for the fiscal fourth quarter of 2010 were approximately $2.505 billion, an increase of approximately 11.6% from net sales of approximately $2.244 billion reported in the fiscal fourth quarter of 2009.  Comparable store sales in the fiscal fourth quarter of 2010 increased by approximately 8.5%, compared with an increase of approximately 11.5% in last year’s fiscal fourth quarter.

During the fiscal fourth quarter of 2010, the Company repurchased approximately $199 million of its common stock representing approximately 4.1 million shares.

For the fiscal year ended February 26, 2011, the Company reported net earnings of $3.07 per diluted share ($791.3 million), an increase of approximately 33% over net earnings of $2.30 per diluted share ($600.0 million) a year ago.  Net sales for fiscal 2010 were approximately $8.759 billion, an increase of approximately 11.9% from net sales of approximately $7.829 billion in the prior fiscal year.  Comparable store sales for fiscal 2010 increased by approximately 7.8%, compared with an increase of approximately 4.4% last year.

For fiscal 2011, the Company is modeling net earnings per diluted share to be approximately $.58 to $.61 for the fiscal first quarter and to increase by approximately 10% to 15% for the full year.

As of February 26, 2011, the Company had a total of 1,139 stores, including 982 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 66 Christmas Tree Shops stores, 45 buybuy BABY stores and 46 stores under the names of Harmon or Harmon Face Values.  During the fiscal fourth quarter, the Company opened six Bed Bath & Beyond stores, five buybuy BABY stores and one Harmon Face Values store.  Consolidated store space as of February 26, 2011 was approximately 35.1 million square feet.  Since the beginning of the first quarter of fiscal 2011 on February 27, 2011, two additional Bed Bath & Beyond stores have been opened.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  In addition, the Company is a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including any tax implications relating to the Company’s stock option grants.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	February 26,	February 27,	February 26,	February 27,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)

Net sales	$2,504,967	$2,244,079	$8,758,503	$7,828,793
Cost of sales	1,428,500	1,288,583	5,135,574	4,620,674
Gross profit	1,076,467	955,496	3,622,929	3,208,119
Selling, general and administrative expenses	615,415	584,755	2,334,471	2,227,432
Operating profit	461,052	370,741	1,288,458	980,687
Interest income	1,681	588	4,520	4,568
Earnings before provision for income taxes	462,733	371,329	1,292,978	985,255
Provision for income taxes	179,282	145,287	501,645	385,222
Net earnings	$283,451	$226,042	$791,333	$600,033

Net earnings per share - Basic	$1.14	$0.88	$3.11	$2.33
Net earnings per share - Diluted	$1.12	$0.86	$3.07	$2.30

Weighted average shares outstanding - Basic	248,543	258,191	254,297	257,755
Weighted average shares outstanding - Diluted	252,816	261,885	258,079	260,375

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	February 26,	February 27,
	2011	2010
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,183,587	$1,096,100
Short term investment securities	605,608	431,476
Merchandise inventories	1,968,907	1,759,703
Other current assets	315,736	276,066

Total current assets	4,073,838	3,563,345

Long term investment securities	121,446	132,860
Property and equipment, net	1,116,297	1,119,292
Other assets	334,612	336,633

	$5,646,193	$5,152,130

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$709,550	$611,163
Accrued expenses and other current liabilities	306,847	281,730
Merchandise credit and gift card liabilities	193,061	172,804
Current income taxes payable	112,982	83,857

Total current liabilities	1,322,440	1,149,554

Deferred rent and other liabilities	292,364	246,273
Income taxes payable	99,730	103,399

Total liabilities	1,714,534	1,499,226

Total shareholders’ equity	3,931,659	3,652,904

	$5,646,193	$5,152,130

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	February 26,	February 27,
	2011	2010
	(unaudited)
Cash Flows from Operating Activities:

Net earnings	$791,333	$600,033
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	183,820	184,232
Stock-based compensation	44,276	44,235
Tax benefit from stock-based compensation	(3,453)	(5,986)
Deferred income taxes	(15,988)	(22,811)
Other	(1,757)	(405)
(Increase) decrease in assets:
Merchandise inventories	(209,204)	(117,364)
Trading investment securities	(5,469)	(5,610)
Other current assets	(17,736)	(4,397)
Other assets	(2,899)	526
Increase in liabilities:
Accounts payable	102,307	96,279
Accrued expenses and other current liabilities	29,809	37,905
Merchandise credit and gift card liabilities	20,257	7,183
Income taxes payable	25,456	70,487
Deferred rent and other liabilities	46,655	21,100

Net cash provided by operating activities	987,407	905,407

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(1,511,555)	(403,582)
Redemption of held-to-maturity investment securities	1,286,270	30,025
Redemption of available-for-sale investment securities	24,975	38,545
Redemption of trading investment securities	42,825	—
Capital expenditures	(183,474)	(153,680)

Net cash used in investing activities	(340,959)	(488,692)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	125,700	99,727
Excess tax benefit from stock-based compensation	2,944	6,306
Repurchase of common stock, including fees	(687,605)	(94,857)

Net cash (used in) provided by financing activities	(558,961)	11,176

Net increase in cash and cash equivalents	87,487	427,891

Cash and cash equivalents:
Beginning of period	1,096,100	668,209
End of period	$1,183,587	$1,096,100